CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of BMC Stock Holdings, Inc. of our report dated February 28, 2019, except with respect to our opinion on internal control over financial reporting insofar as it relates to the effects of the matter described in the penultimate paragraph of Management's annual report on internal control over financial reporting, as to which the date is August 9, 2019, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in BMC Stock Holdings, Inc.’s Annual Report on Form 10‑K/A for the year ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
August 23, 2019